                                                                     EXHIBIT 5.1

                                 Rogers & Wells
                                200 Park Avenue
                              New York, NY  10166
                                 (212) 878-8000
                              Fax: (212) 878-8375

    Washington, D.C.   -   London   -   Paris   - Frankfurt   -   Hong Kong


                                    January 13, 1998



Hearst-Argyle Television, Inc.
888 Seventh Avenue
New York, New York  10106

      Re:   Hearst-Argyle Television, Inc.
            Registration Statement on Form S-3 (File No. 333-36659)
            -------------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company to the underwriters named below of $200 million aggregate principal amount of the Company's 7% Senior Notes due 2018 (the "Debt Securities"). The offering of the Debt Securities is being made pursuant to the Company's Registration Statement on Form S-3 (as amended, and including a prospectus supplement filed pursuant to Rule 424 of the Securities Act of 1933, as amended, the "Registration Statement") which relates to the offer and sale by the Company from time to time of up to 11,500,000 shares of its Series A Common Stock, par value $.01 per share, and up to $600,000,000 aggregate principal amount of debt securities.

          The Debt Securities are being sold pursuant to that certain Terms Agreement, dated January 8, 1998 (the "Terms Agreement"), which incorporates the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among J.P. Morgan Securities, Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, as the underwriters named in such Terms Agreement (the "Underwriters"), and the Company, dated as of November 7, 1997, relating to the purchase by the Underwriters, severally and not jointly, from the Company, subject to the Terms Agreement, of the Debt Securities. It is contemplated that the Debt Securities will be issued pursuant to an indenture (the "Indenture"), dated November 13, 1997 between the Company and Bank of Montreal Trust Company, as Trustee (the "Trustee"), as supplemented by that certain First Supplemental Indenture, dated November 13, 1997 and by that certain

Hearst-Argyle Television, Inc.             2                   January 13, 1998


Second Supplemental Indenture, dated January 13, 1998 by and between the Company and the Trustee (collectively, the "Indenture").

          We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the respective originals of all documents purported to be copies. In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently verified the accuracy of the statements contained therein. Based on such examination and on the assumptions set forth below, we are of the opinion that:

      1. The Debt Securities have been duly authorized by the Company and, when executed, authenticated, issued and delivered in the manner provided in the Indenture against payment of the consideration therefor specified in the Terms Agreement, will be entitled to the benefits of the Indenture, and will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, moratorium, insolvency or similar laws affecting creditors' rights generally, including without limitation, applicable fraudulent transfer laws, and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the enforceability of such rights or the availability of such remedies is considered in a proceeding in equity or at law).

          In rendering the foregoing opinion, our examination of matters of law has been limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Form 8-K on January 13, 1998 and incorporation by reference into the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

Hearst-Argyle Television, Inc.             3                   January 13, 1998


          We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and incorporation by reference into the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                              Very truly yours,

                              /s/ Rogers & Wells